Exhibit 10.15

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE
This SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (this “Agreement”) is made and entered into on the first date set forth on the signature page hereto (the “Execution Date”), by and between David Ross (“Executive”) and Midas OpCo Holdings LLC (as successor-in-interest to MDC Partners Inc.) (“MDC” or the “Company” and, together with Executive, the “Parties”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Second Amended and Restated Employment Agreement by and between Executive and the Company, dated as of February 27, 2017 (the “Employment Agreement”).
WHEREAS, Executive is General Counsel & Executive Vice President, Strategy and Corporate Development, of the Company pursuant to the Employment Agreement and subsequent promotions; and
WHEREAS, MDC and Executive intend to terminate their relationship of employer and employee, respectively, on the mutually agreed terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Transition Period. For the duration of the period commencing on the Execution Date and ending on the earliest to occur of (i) the consummation of a Change of Control transaction (including, without limitation the consummation of the business combination between the Company and certain subsidiaries of Stagwell Media LP (the “Stagwell Transaction”)); pursuant to that certain Transaction Agreement, dated as of December 21, 2020 and amended as of June 4, 2021 and July 8, 2021 (the “Transaction Agreement”)); (ii) the termination of the Transaction Agreement; and (iii) August 31, 2021, (such period, the “Transition Period” and the last day of such Transition Period, the “Termination Date”) the Company agrees to continue to employ Executive, and Executive agrees to continue to serve, as General Counsel & Executive Vice President, Strategy and Corporate Development of the Company and shall continue to report directly to the Board of Directors of the Company (the “Board”) as requested or, with respect to any matters related to the Stagwell Transaction, to the Special Committee of the Board (the “Special Committee”). Upon the Termination Date, Executive’s employment with the Company and the Term will terminate and Executive will be deemed to resign, effective as of the Termination Date, from all positions, titles, duties and authorities with the Company and its affiliates that Executive holds at such time.
2.Accrued Obligations. Following the Termination Date, MDC shall pay to Executive an amount equal to: (i) Executive’s accrued but unpaid Base Salary through the Termination Date; (ii) the value of Executive’s accrued and unused vacation days as of the Termination Date; and (ii) reimbursement for any unpaid reimbursable business expenses incurred in the course of his employment through the Termination Date, in each case in accordance with MDC’s regular vacation, payroll and expense reimbursement practices (but in no event later than five (5) business days following the Termination Date).

3.Severance Entitlements. In the event: (i) Executive remains employed with the Company through the completion of the Transition Period; or (ii) Executive’s employment is terminated by the Company for any reason or by Executive for Good Reason prior to the completion of the Transition Period (in which case, the date of such termination shall be treated as the Termination Date for all purposes hereunder), and subject to Paragraph 6(h), MDC shall pay or provide (as applicable) to Executive the following amounts and benefits (collectively, the “Severance Payments”):
(a)Solely to the extent the Termination Date is prior to August 31, 2021, a cash amount equal to the base salary Executive would have earned had his employment continued through August 31, 2021 on, or as soon as reasonably practicable following (but in no event later than five (5) business days following), the Termination Date;
(b)an amount equal to $1,522,500, which amount shall be paid in cash by the Company on, or as soon as reasonably practicable following (but in no event later than five (5) business days following), the Termination Date;
(c)his Annual Discretionary Bonus with respect to calendar year 2021, in an amount equal to $797,500, which amount shall be paid in cash by the Company on, or as soon as reasonably practicable following (but in no event later than five (5) business days following), the Termination Date;
(d)pursuant to paragraph 7(b)(vi) of the Employment Agreement, continued participation on the same basis in the plans and programs set forth in paragraph 5(b) of the Employment Agreement and to the extent permitted under applicable law, paragraph 5(c) of the Employment Agreement (such benefits collectively called the "Continued Plans") in which Executive was participating on the Termination Date (as such Continued Plans are from time to time in effect at the Company) for a period to end on the earlier of (A) the one-year anniversary of the Termination Date and (B) the date on which Executive is eligible to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, if Executive is precluded from continuing his participation in any Continued Plan, then the Company will pay Executive the economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in New York, N.Y. that would be incurred by Executive in obtaining such benefit himself on an individual basis;
(e)any then unvested portion of the 190,148 shares of restricted stock held by Executive as of the date hereof pursuant to that certain Restricted Stock Agreement, dated as of November 4, 2019 between the Company and Executive (the “LTIP Restricted Stock Agreement”), shall immediately vest as of the Termination Date;

(f)the cash LTIP award granted to Executive pursuant to that certain Award Agreement, dated as of November 4, 2019 (the “LTIP Cash Award”), between the Company and Executive, pursuant to which Executive is entitled to receive up to $800,000 in cash (the “Maximum LTIP Cash Amount”) under certain circumstances shall vest and be paid out at the Maximum LTIP Cash Amount at the time such LTIP Cash Award would otherwise be paid in accordance with its existing terms and conditions; and
(g)In the event either the Stagwell Transaction is consummated on the Termination Date, or the Transaction Agreement is terminated and a Change of Control occurs within the twelve (12) month period immediately following the Termination Date (inclusive of that date), an additional amount equal to $2,072,500, which amount shall be paid in cash by the Company on, or as soon as reasonably practicable following (but in no event later than five (5) business days following), the date the Stagwell Transaction or such other Change of Control, as applicable, is consummated.
4.No Further Entitlements. Executive acknowledges and agrees that Executive no longer has any rights, and the Company no longer has any obligations, pursuant to Paragraphs 6 and 7 of the Employment Agreement. Except as expressly provided in this Agreement, the Company shall have no further liability to Executive or Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and Executive’s employment or cessation of employment with the Company. Except as otherwise expressly set forth or acknowledged in this Agreement, Executive is not entitled to any further compensation or benefits from MDC. Executive further acknowledges and agrees, and represents and warrants, that he does not own or have any right to any stock, stock appreciation rights or other equity in MDC, except for (A) the restricted stock pursuant to the LTIP Restricted Stock Agreement, (B) 154,179 Class A shares previously vested and/or purchased in the open market and (C) 43,000 previously vested stock appreciation rights with a strike price of $6.60 (which remain subject to their existing terms and conditions).
5.Release of Claims by Executive. In exchange for the consideration set forth in Paragraph 3 above, Executive knowingly and voluntarily (for himself, and on behalf of his heirs, estate planning entities, executors, administrators, assigns, agents, attorneys, trustees, fiduciaries, representatives and all persons or entities acting by, through, under, or in concert with any or all of them (the “Executive Releasors”)) releases and forever discharges MDC, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “MDC Released Parties”) from any and all claims, suits, controversies, actions, causes of action, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Company Released Parties which the Executive Releasors, may have, which arise out of or are connected with Executive’s provision of services to, employment with, or his separation or termination from, the Company or any of its affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Employee Retirement Income Security Act of 1974; the New York State Human Rights Law (NYSHRL); the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law; the New York City Human Rights Law (NYCHRL); the New York City Earned Sick Leave Law (NYCESLL); any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Group; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”); provided, however, that the MDC Released Parties acknowledge and agree that this Agreement does not waive or release any Claims (i) to enforce the terms and conditions of this Agreement; (ii) for Executive’s accrued benefits earned and vested as of Executive’s Termination Date under an employee benefit plan maintained by any Company Released Party and governed by the Employee Retirement Income Security Act, (iii) to enforce Executive’s rights to indemnification, advancement and liability insurance protection, as further detailed herein, (iv) challenging Executive’s waiver of any and all claims under the Age Discrimination in Employment Act of 1967 pursuant to this Agreement is a knowing and voluntary waiver, (v) to bring to the attention of the Equal Employment Opportunity Commission (EEOC) claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment, or (vi) that cannot be released as a matter of law.
6.Knowing and Voluntary Waiver; Acknowledgements. By executing this Agreement, Executive and the Company, where applicable, acknowledge and confirm that:
(a)Executive has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Executive is hereby specifically urged and advised by the Company to consult with an attorney, legal counsel or a representative of Executive’s choice before signing it;

(b)Executive has carefully read and understands the terms of this Agreement, all of which have been fully explained to Executive;
(c)Executive has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;
(d)The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Executive or the Company by any person or entity whatsoever to cause Executive or the Company to sign this Agreement, but for the Term Sheet from which this Agreement emanates;
(e)Executive acknowledges that Executive has been informed that Executive has the right to consider this Agreement for a period of at least twenty one (21) days prior to entering into this Agreement. Executive expressly acknowledges that Executive has taken sufficient time to consider this Agreement before signing it;
(f)Executive expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Agreement after Executive’s receipt for review, such changes do not commence a new twenty one (21) day period for consideration;
(g)Executive and the Company acknowledge that this Agreement does not waive rights or claims that may arise after the date this Agreement is signed;
(h)The Parties understand, acknowledge and agree that their obligations to each other under this Agreement (including any release of claims), will not be effective until the First Effective Date. Absent a breach of this Agreement, the Executive and the Company will sign a Second Release of Claims Agreement (in the form of Exhibit A which is identical to the releases set forth in this Agreement but for date, and will apply to the time period between the Parties execution of this Agreement and the Termination Date). The Second Release of Claims Agreement will become effective after the lapse of the Second Release Agreement’s Rescissionary Period (as defined therein) without the delivery of a notice of rescission by the Executive as outlined in the Second Release of Claims Agreement (the “Second Effective Date”). Absent a breach of this Agreement, in the event the Second Effective Date does not occur as a result of Executive’s failure to execute the Second Release of Claims Agreement or Executive’s recission of the Second Release of Claims Agreement, Executive shall immediately forfeit any rights to the Severance Payments and, to the extent already paid to Executive, Executive shall immediately repay to the Company such Severance Payments (on a pre-tax basis); and
(i)Executive acknowledges and agrees that, by entering into this Agreement, he is waiving his right to resign his employment with the Company for Good Reason based on any action, inaction, fact or circumstance that occurred prior to his execution of this Agreement, and thereby waives any right to claim Good Reason with respect to any such actions, inactions, facts or circumstances.
7.Release of Claims by Company. The Company, on behalf of itself and the MDC Released Parties, knowingly and voluntarily releases and forever discharges the Executive Releasors from any and all past and present claims, suits, controversies, actions, causes of action, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, which the MDC Released Parties may have which arise out of or are connected with Executive’s provision of services to, employment with, or his separation or termination from, the MDC Released Parties, whether arising under federal, state, local, or common law, or under a regulation or ordinance, any public policy, whether sounding in contract or tort or arising under any policies, practices or procedures of the Company Group, whether secured or unsecured, accrued or unaccrued, whether direct, indirect, derivative, by subrogation or brought in any other capacity and whether known or unknown, suspected, claimed or unclaimed the “Potential Company Claims”); provided, however, that Executive acknowledges and agrees that this Agreement does not waive or release any Potential Company Claims (i) relating to Executive’s commission of any felony or intentional fraud; (ii) to enforce the terms and conditions of this Agreement; (iii) to enforce the restrictive covenants set forth in paragraphs 8, 9, and 10 of the Employment Agreement (as modified by Paragraph 9, below with respect to Executive’s ability to practice law) (together, the “Restrictive Covenants”) or (iv) that cannot be released as a matter of law. By signing this Agreement, the Company represents and warrants that as of the date of its execution, the Company (in the form of Mark Penn, its Chief Executive Officer and Frank Lanuto, its Chief Financial Officer) does not have knowledge of any prior conduct by Executive that would give rise to a claim of intentional fraud or constitute a felony.
8.Continued Applicability of Restrictive Covenants. Executive will continue to be subject to the Restrictive Covenants set forth in paragraphs 8, 9, and 10 of the Employment Agreement as if such paragraphs were incorporated directly herein. In addition, Employee acknowledges and agrees that neither the Company nor any of its affiliates, successors or assigns is hereby waiving or releasing any of its rights to enforce any such restrictive covenants in accordance with their terms. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, the Company and Executive acknowledge and agree that the Restrictive Covenants shall not restrict Executive’s ability to practice law to the extent consistent with NY ST RPC Rule 5.6.
9.Mutual Agreements and Acknowledgements.
(a)Executive and the Company each represents that Executive or the Company, as applicable, has not made any assignment or transfer of any right, claim, demand, cause of action or other matter covered by Paragraph 5 above, with respect to Executive, or by Paragraph 7 above, with respect to the Company.

(b)Each Party represents and warrants that (i) it is duly authorized to execute and deliver this Agreement; (ii) it has taken all necessary action to authorize the execution and delivery of this Agreement; (iii) the person signing this Agreement on its behalf is duly authorized to do so; and (iv) this Agreement constitutes its valid, binding and enforceable obligation subject, in the case of Executive, to the right of revocation described in Paragraph 28 hereof.
(c)In signing this Agreement, Executive and the Company each acknowledges and intends that it shall be bar each and every one of the Claims and Potential Company Claims, except as otherwise expressly provided herein.  Executive and the Company each expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims or Potential Company Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims or Potential Company Claims), if any, as well as those relating to any other Claims or Potential Company Claims hereinabove mentioned or implied.  Executive and the Company each acknowledges and agrees that these waivers are an essential and material term of this Agreement and that without such waivers the other party would not have agreed to the terms of this Agreement.  Executive and the Company each further agrees that in the event it should bring a Claim or Potential Company Claim, as applicable, seeking damages against the MDC Released Parties, in the case of any Executive Releasors, or any Executive Releasors, in the case of the MDC Released Parties, or in the event any Executive Releasor should seek to recover against any MDC Released Party in any Claim brought by a governmental agency on such Executive Releasor’s behalf, in the case of Executive, this Agreement shall serve as a complete defense to such Claims or Potential Company Claims, as applicable.  Executive and the Company each further agrees that it is not aware of any pending charge or complaint of the type described herein as of the execution of this Agreement.
(d)Executive and the Company each agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any MDC Released Party or Executive of any improper or unlawful conduct.
(e)Except as prohibited by applicable law, Executive and the Company each agrees that if it challenges the validity of this Agreement or if it violates this Agreement by suing any of the MDC Released Parties, in the case of Executive, or the Executive Releasors, in the case of the Company, for any Claims or Potential Company Claims, as applicable, released pursuant to this Agreement, the other Party’s release of claims pursuant to this Agreement will cease to be effective. For the avoidance of doubt, this provision does not apply to any action that seeks to enforce the terms and conditions of this Agreement, or asserts a breach thereof.
(f)Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal or state law or regulation, (ii) prohibit Executive from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws, or (iii) require notification or prior approval by the Company of any reporting described in provisions (i) or (ii). Executive is not authorized to disclose communications with the Company’s counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal.
10.Return of Property.
(a)On or prior to the Termination Date Executive shall return to the Company any and all property, tangible or intangible, relating to its business, in Executive’s possession, custody or control (including, but not limited to, companyprovided credit cards, building or office access cards, keys, computer equipment, mobile phones, other IT equipment, manuals, files, documents, records, software, customer data base and other data) (the “Company Property”) and Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such Company Property; provided, however, that subject to Executive’s compliance with the Company’s policies and procedures regarding the removal of Company data, information and property, Executive shall be entitled to retain any Company issued laptop, mobile phone and any related accessories lawfully in Executive’s possession as of immediately prior to the Termination Date. In connection with these obligations, the Company will: (a) transfer to Executive his mobile phone number, and (b) remove Company security and access programs from Executive’s personal laptop (but not otherwise disturb or access the laptop).
(b)Within ten (10) business days of the Termination Date, the Company shall use commercially reasonable efforts to transfer Executive’s personal electronic files, which are contained under a folder in Box called “On The Go Network/DCR”, via a USB drive. Upon Executive confirming his receipt of the USB Drive, the Company will permanently delete Executive’s personal electronic files. Executive hereby represents and warrants that such personal electronic files do not contain any confidential information of the Company or any of its affiliates.
11.References and Non-Disparagement.

(a)Executive and the Company agree that inquiries from prospective employers with whom Executive applies for employment (as well as similar inquiries) will be directed to Frank Lanuto or his successor as Chief Financial Officer, who will limit any response to the statements made in “Exhibit B.”

(b)Furthermore, following the date hereof, the Executive and the Company shall each use their reasonable best efforts not to disparage, criticize or make statements to the detriment of the other.

12.Cooperation. Executive agrees to cooperate (with his own counsel, if he so elects) with the Company in matters concerning prior business arrangements, investigations, pending litigation or litigation which may arise in the future concerning matters about which Executive has personal knowledge or which were within the purview of Executive’s job responsibilities at the Company. Executive agrees to cooperate (with his own counsel, if he so elects) in the prosecution or defense of such claims involving the Company, whether or not such claims involve litigation, including giving truthful testimony as needed. Unless Executive agrees in writing to be represented by MDC’s counsel, MDC agrees that Executive is entitled to retain, and be indemnified for the reasonable legal fees of, separate counsel. The Company agrees to pay Executive’s reasonable out-of-pocket expenses (including paying and advancing reasonable outside counsel fees) incurred in complying with his obligations under this Paragraph 12.
13.Public Announcements. Subject to the provisions of the next sentence and except for the agreed-to public announcement attached hereto as “Exhibit B”, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Company and Executive. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Company is required to make any announcement relating to or arising out of this Agreement by virtue of applicable securities laws or other stock exchange rules, or any announcement by any party pursuant to applicable law or regulations following reasonable consultation with the other party to the extent practical.
14.Confidentiality of Agreement. Executive and the Company shall maintain the confidentiality of, and shall not disclose, this Agreement or matters related to its negotiation; provided, however that nothing herein shall prohibit: (a) Executive from disclosing this Agreement to his immediate family, attorneys, accountant and/or tax advisor; (b) the Company from making any (1) public disclosure to the extent consistent with the Company’s reporting and disclosure obligations or (2) internal disclosure on a management and operational need to know basis; or (c) either Party from making any disclosure required by law following reasonable consultation with the other Party to the extent practicable under the circumstances.
15.Attorney’s Fees. The Company shall reimburse Executive for his reasonable attorneys’ fees in preparing this Agreement and its negotiation (including the Term Sheet from which this Agreement emanates) subject to receipt by the Company of a detailed invoice of any such expenses. Company shall pay such invoice(s) within ten (10) business days of receipt. To protect applicable privileges, the Company agrees and acknowledges that Executive may redact all time entry descriptions set forth in any such invoice.
16.Indemnification.
(a)The Company agrees and acknowledges that Executive is entitled to the maximum indemnity and advancement protections (subject to Executive executing customary undertakings) provided for either (i) in his March 12, 2021 Indemnification Agreement (which remains in full force and effect) (the “Indemnification Agreement”) or (ii) pursuant to applicable law, which the Parties agree is the Delaware General Corporation Law.
(b)Unless Executive agrees in writing to be represented by MDC’s counsel, MDC agrees that Executive is entitled to retain, and be indemnified for the reasonable legal fees of, separate counsel and such fees shall be advanced subject to Executive’s execution of a customary undertaking.
(c)In the event Executive participates or prepares to participate in any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which he has knowledge as a result of his employment with the Company, the Company shall pay to Executive reasonable out-of-pocket costs and expenses (including paying and advancing reasonable outside counsel fees).
(d)The Company further acknowledges and agrees that, with respect to indemnity and advancement protections to which Executive is entitled, it will pay Executive’s reasonable out-of-pocket costs and expenses (including reasonable outside counsel fees) in any proceeding brought by any person, including MDC, against Executive related to MDC (inclusive of Executive’s employment with it), as well any proceeding brought by Executive against MDC to successfully enforce the terms of this Agreement.
17.Governing Law. Executive and the Company each agrees and acknowledges that this Agreement shall be interpreted in accordance with and governed by in all respects by the substantive and procedural law of the State of New York without regard to the conflicts of law provisions thereof .
18.Arbitration.
(a)The Parties agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the Parties regarding this Agreement and the subject matter of this Agreement) shall be settled in private by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, this Paragraph 18 and the Federal Arbitration Act; provided, however, that nothing in this Agreement shall waive or prejudice (i) Executive’s right to enforce any indemnification or advancement obligations pursuant to Paragraph 16; or (ii) the Company’s right to seek enforcement of any Restrictive Covenant in court. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration proceeding, Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise. No Party or arbitrator shall disclose in whole or in part to any other person, firm or entity any confidential information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration, preparation for arbitration of the dispute, or in connection with a proceeding to confirm an arbitral award. Confidential Information may be disclosed to (i) attorneys, (ii) parties, and (iii) outside experts requested by either Party’s counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this provision, agree to comply with the confidentiality terms of this provision, and will not use any confidential information disclosed to such expert for personal or business advantage. The prevailing Party in any arbitration shall be entitled to receive its reasonable attorneys’ fees and costs from the other Party(ies) as may be awarded by the arbitrator.
(b)Notwithstanding anything above to the contrary, Executive shall be entitled, at his election, to enforce any indemnification or advancement rights in: (1) AAA arbitration; (2) the court in which the underlying dispute to which the claim for indemnification or advancement relates is being adjudicated; or (3) the federal and state courts located in the State of New York, which the Parties will contractually agree is an appropriate forum to adjudicate any such dispute. If Executive commences a proceeding to enforce any indemnification or advancement rights in accordance with Paragraph 16, the Company: (i) waives any objection to the venue of any such proceeding and the right to assert that such forum is not a convenient forum for such proceeding, (ii) irrevocably consents to the jurisdiction of such proceeding, and (iii) agrees to accept and acknowledge service of process that may be served in any such proceeding.
(c)Executive has read and understands this Paragraph 18. Executive understands that by signing this Agreement, Executive is agreeing that, but for any claims to enforce any indemnification or advancement rights, he will submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of any such claims.
(d)To the extent that any part of this Paragraph 18 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Paragraph 18 (or the remainder of this Paragraph 18)

legally enforceable and as to ensure that except as otherwise provided in this Paragraph 18, all conflicts between the Company and Executive shall be resolved by neutral, binding arbitration. The remainder of this Paragraph 18 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Paragraph 18 are not absolutely binding, then the Parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
19.Withholdings. The Company may withhold from any amounts payable under this Agreement, including, without limitation, the Severance Payments, such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
20.Golden Parachute Cutback.
(a)If the aggregate of all amounts and benefits due to Executive (or his beneficiaries), under this Agreement or any plan, program, agreement or arrangement of the Company (or any payments, benefits or entitlements by or on behalf of any person that effectuates a related transaction) (collectively, "Change in Control Benefits"), would cause Executive to have "parachute payments" as such term is defined in and under Section 280G of the Code, and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will reduce (or cause to be reduced) any such payments and benefits so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (a "Required Reduction"). The determinations with respect to this Paragraph 20 shall be made by an independent auditor (the "Auditor"). The Auditor shall be Deloitte or another nationally-recognized United States public accounting firm chosen, and paid for, by the Company in consultation with Executive. Notwithstanding any provision to the contrary in this Agreement or in any other applicable plan, program, agreement or arrangement of the Company (A) the Auditor shall make its calculations using the methodology set forth in the spreadsheet prepared by Deloitte entitled MDC Partners Inc 280G v13 Detailed.pdf (the “Preliminary 280G Calculation”) (it being understood and agreed that the actual calculations set forth therein will be rerun as of the Termination Date to reflect changes in factual inputs); (B) unless required by a final decision of a court of competent jurisdiction or change in applicable law, each of the Parties agrees to treat, for all purposes, each portion of the Severance Payments as a “parachute payment” or not a “parachute payment” in a manner consistent with the Preliminary 280G Calculation and the Parties shall use their reasonable best efforts to support such treatment if challenged by any government tax authority, including the U.S. Internal Revenue Service, until a court of competent jurisdiction issues a final decision contradicting the Parties’ treatment of the Severance Payments; and (C) any Required Reduction shall be implemented as follows: first, by reducing any cash payments to be made to

Executive under Paragraph 3 above; second, by reducing the cash portions of any payments payable to Executive under any other agreements, policies, plans, programs or arrangements; and third, then by reducing non-cash portions of any payments or entitlement payable to Executive; provided that in all events any payment or entitlement which receives the favorable valuation under Q&A 24(b) and (c) of Treas. Reg. §1-280G shall not be reduced before all payments or entitlements which do not receive such favorable valuation have been reduced. In the case of the reductions to be made pursuant to each of the above-mentioned sequencing, the payment and/or benefit amounts to be reduced shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.
(b)It is possible that after the determinations and selections made pursuant to Paragraph 20(a) Executive will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in Paragraph 20(a) above (hereafter referred to as an "Excess Payment" or "Underpayment", respectively). In the event that it is determined (1) pursuant to a final and conclusive determination (x) by arbitration under Paragraph18 above, (y) by a court of competent jurisdiction, or (z) an Internal Revenue Service proceeding, or (2) by the Auditor upon request by Executive or the Company, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code), or such higher rate as is necessary to ensure that the Change in Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of Executive's receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (1) pursuant to a final and conclusive determination (x) by arbitration under Paragraph 18 above, (y) by a court of competent jurisdiction, or (z) an Internal Revenue Service proceeding, or (2) by the Auditor upon request by Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination.
(c)All determinations made by the Auditor under this Paragraph 20 shall be final and binding upon the Company and Executive and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid.
(d)Definitions. The following terms shall have the following meanings for purposes of this Paragraph 20.

(A)"Net After-Tax Benefit" shall mean the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Change in Control Benefits net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies is likely to apply to Executive in the relevant tax year(s).
(B)"Parachute Value" of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a "parachute payment" under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the parachute tax will apply to such Change in Control Benefit.
(C)The "Safe Harbor Amount" means 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code and its implementing regulations.
21.Severability. Whenever possible, each provision of this Agreement shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, and, instead, this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Agreement shall continue in full force and effect without such provision.
22.Counterparts / Electronic Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile and PDF signatures shall have the same force and effect as original signatures.
23.Assignment. The Company and Executive agree that this Agreement shall inure to the benefit of, be binding upon and may be enforced by or against, any and all successors and assigns of the Company, including, without limitation, any successor entity as a result of the consummation of the Stagwell Transaction or any other Change in Control transaction. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of Executive to receive certain payments under this Agreement upon death shall inure to Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.
24.Entire Agreement. The Company and Executive hereby acknowledge and represent that this Agreement contains the entire agreement between Executive and the Company concerning the Employee’s separation of employment from the Company, and upon its execution supersedes any and all previous agreements, including the Term Sheet between the Parties dated July 19, 2021 (the “Term Sheet”), concerning the subject matter hereof. The Parties further acknowledge and represent that the only earlier agreed-to promises, representations or warranties whatsoever made, express, implied or statutory, not contained herein, concerning the Employee’s separation of employment from the Company are set forth in the Term Sheet. The Employment Agreement, the Indemnification Agreement, the LTIP Restricted Stock Agreement and the LTIP Cash Award remain in force and effect, except as modified herein. In the event of any discrepancy or inconsistency between the terms of this Agreement and the terms of any prior agreement between or involving the Parties, including without limitation the Employment Agreement, the Indemnification Agreement, the LTIP Restricted Stock Agreement and the LTIP Cash Award, the terms of this Agreement shall control.
25.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
26.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.
27.Equitable Relief. The Parties each acknowledges and agrees that a remedy at law for any breach or attempted breach of this Agreement may be inadequate, and agree that the other party may be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

28.Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

29.Attorney Review; Review Period; Revocation Period. Executive is hereby advised that he should consult with an attorney prior to executing this Agreement. Executive is also advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it. If Executive signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying MDC in writing that he has revoked this Agreement. Such notice shall be addressed to Mark Penn, c/o Stagwell Inc., One World

Trade Center, 65th Floor, New York, NY 10007. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired (the date such revocation period expires without revocation, the “First Effective Date”).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the date first written below.

DATE:  July 30, 2021        /s/ David Ross
        David Ross

        Midas OpCo Holdings LLC
        (as successor-in-interest to MDC Partners Inc.)

DATE:  July 30, 2021        /s/ Mark Penn
        Name: Mark Penn
        Title: Chief Executive Officer

Exhibit A: Second Release of Claims

This SECOND RELEASE OF CLAIMS AGREEMENT (the “Second Release of Claims”) is made and entered into on the first date set forth on the signature page hereto pursuant to the SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (the “Agreement), by and between David Ross (“Executive”) and Midas OpCo Holdings LLC (as successor-in-interest to MDC Partners Inc.) (“MDC” or the “Company” and, together with Executive, the “Parties”). Capitalized terms used and not otherwise defined in this Second Release of Claims shall have the meanings, set forth, respectively, in the Agreement and in the Second Amended and Restated Employment Agreement by and between Executive and the Company, dated as of February 27, 2017 (the “Employment Agreement”).
WHEREAS, Executive served General Counsel & Executive Vice President, Strategy and Corporate Development, of the Company pursuant to the Employment Agreement and subsequent promotions;
WHEREAS, MDC and Executive terminated their relationship of employer and employee, respectively, on the mutually agreed terms and conditions set forth in the Agreement;
WHEREAS, the Executive and the Company agreed to sign this Second Release of Claims for the purpose of exchanging releases covering the time period between the Parties execution of the Agreement and the Executive’s Termination Date, at the time the Termination Date was reached;
WHEREAS, the Termination Date has been reached.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Second Release of Claims by Executive. In exchange for the consideration set forth herein and in the Agreement, the Executive Releasors knowingly and voluntarily release and forever discharge the MDC Released Parties from any and all claims, suits, controversies, actions, causes of action, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Company Released Parties which the Executive Releasors, may have, which arise out of or are connected with Executive’s provision of services to, employment with, or his separation or termination from, the Company or any of its affiliates between the day Executive executed the Agreement and the day Executive is executing this Second Release (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Employee Retirement Income Security Act of 1974; the New York State Human

Rights Law (NYSHRL); the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law; the New York City Human Rights Law (NYCHRL); the New York City Earned Sick Leave Law (NYCESLL); any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Group; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”); provided, however, that the MDC Released Parties acknowledge and agree that this Second Release of Claims does not waive or release any Claims (i) to enforce the terms and conditions of the Agreement or this Second Release of Claims; (ii) for Executive’s accrued benefits earned and vested as of Executive’s Termination Date under an employee benefit plan maintained by any Company Released Party and governed by the Employee Retirement Income Security Act, (iii) to enforce Executive’s rights to indemnification, advancement and liability insurance protection, as further detailed in the Agreement, (iv) challenging Executive’s waiver of any and all claims under the Age Discrimination in Employment Act of 1967 pursuant to this Second Release of Claims is a knowing and voluntary waiver, (v) to bring to the attention of the Equal Employment Opportunity Commission (EEOC) claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment, or (vi) that cannot be released as a matter of law.
2.Second Release of Claims by Company. In exchange for the consideration set forth herein and in the Agreement, the Company, on behalf of itself and the MDC Released Parties, knowingly and voluntarily releases and forever discharges the Executive Releasors from any and all past and present claims, suits, controversies, actions, causes of action, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, which the MDC Released Parties may have which arise out of or are connected with Executive’s provision of services to, employment with, or his separation or termination from, the MDC Released Parties between the day the MDC Released Parties executed the Agreement and the day the MDC Released Parties are executing this Second Release of Claims, whether arising under federal, state, local, or common law, or under a regulation or ordinance, any public policy, whether sounding in contract or tort or arising under any policies, practices or procedures of the Company Group, whether secured or unsecured, accrued or unaccrued, whether direct, indirect, derivative, by subrogation or brought in any other capacity and whether known or unknown, suspected, claimed or unclaimed the “Potential Company Claims”); provided, however, that Executive acknowledges and agrees that this Second Release of Claims does not waive or release any Potential Company Claims (i) relating to Executive’s commission of any felony or intentional
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fraud; (ii) to enforce the terms and conditions of the Agreement or this Second Release of Claims; (iii) to enforce the Restrictive Covenants; or (iv) that cannot be released as a matter of law. By signing this Second Release of Claims, the Company represents and warrants that as of the date of its execution, the Company (in the form of Mark Penn, its Chief Executive Officer and Frank Lanuto, its Chief Financial Officer) does not have knowledge of any prior conduct by Executive that would give rise to a claim of intentional fraud or constitute a felony.
3.Acknowledgments. By executing this Second Release of Claims, Executive and the Company, where applicable, acknowledge and confirm that:
(a)Executive has been afforded a reasonable and sufficient period of time to review this Second Release of Claims, for deliberation thereon and for negotiation of the terms thereof, and Executive is hereby specifically urged and advised by the Company to consult with an attorney, legal counsel or a representative of Executive’s choice before signing it;
(b)Executive has carefully read and understands the terms of this Second Release of Claims, all of which have been fully explained to Executive;
(c)Executive has signed this Second Release of Claims freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;
(d)The only consideration for signing this Second Release of Claims are the terms stated herein and in the Agreement, and no other promise, agreement or representation of any kind has been made to Executive or the Company by any person or entity whatsoever to cause Executive or the Company to sign this Second Release of Claims, but for the Term Sheet from which the Agreement emanates;
(e)Executive acknowledges that Executive has been informed that Executive has the right to consider this Second Release of Claims for a period of at least twenty one (21) days prior to entering into this Second Release of Claims. Executive expressly acknowledges that Executive has taken sufficient time to consider this Second Release of Claims before signing it;
(f)Executive expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Second Release of Claims after Executive’s receipt for review, such changes do not commence a new twenty one (21) day period for consideration;
(g)Executive and the Company acknowledge that this Second Release of Claims does not waive rights or claims that may arise after the date this Second Release of Claims is signed; and
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(h)Executive and the Company acknowledge that this Second Release of Claims does not waive any and all rights or claims that they have under the Agreement, or pursuant thereto.
4.Revocation Period. If Executive signs this Second Release of Claims, he acknowledges that he understands that he may revoke this Second Release of Claims within seven (7) days after he has signed it by notifying MDC in writing that he has revoked this Agreement. Such notice shall be addressed to Mark Penn, c/o Stagwell Inc., One World Trade Center, 65th Floor, New York, NY 10007. This Second Release of Claims shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired (the date such revocation period expires without revocation, the “Second Effective Date”).
IN WITNESS WHEREOF, the Parties have caused this Second Release of Claims to be executed, effective as of the date first written below.

DATE:  8/2/2021        /s/ David Ross
        David Ross

         Midas OpCo Holdings LLC
         (as successor-in-interest to MDC Partners Inc.)

DATE:  8/2/2021        /s/ Mark Penn
        Name: Mark Penn
        Title: Chief Executive Officer

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EXHIBIT B: AGREED-TO PUBLIC STATEMENT
David Ross, MDC’s General Counsel and Executive Vice President, Strategy and Corporate Development, [will be leaving the Company within the next month/has left the Company]. In his more than 11 years at MDC, David has played an integral role at every critical juncture for the Company, serving as a key leader throughout acquisitions, financings, leadership transitions and strategic investments. David was appointed by the Board of Directors as interim co-CEO over the course of three months in 2019 prior to Mark Penn’s arrival as Chairman and CEO, and then teamed up with Mr. Penn to help lead the Company’s transformation and its merger with Stagwell. David originally joined the Company in 2010 as Associate General Counsel, became Senior Vice President in 2012, and Executive Vice President in 2017. MDC is grateful to David for his service and wishes him all the best.

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